SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549




                                   FORM 8-K




                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




    Date of report (Date of earliest event reported): October 6, 1996





                        THE EARTHGRAINS COMPANY
         (Exact Name of Registrant as Specified in Its Charter)




                              Delaware
           (State or Other Jurisdiction of Incorporation)




            1-7554                           36-3201045
    (Commission file Number)     (I.R.S. Employer Identification No.)


   8400 Maryland Avenue, St. Louis, Missouri                 63105
   (Address of Principal Executive Offices)               (Zip Code)


                                (314) 259-7000
           (Registrant's Telephone Number, Including Area Code)

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Item 5.     Other Events

     The Earthgrains Company entered into an agreement on October 6, 1996 to acquire all of the assets of Heiner's Bakery, Inc., of Huntington, West
Virginia.   The transaction is subject to regulatory approval but is expected to close by the end of 1996. Terms will be announced prior to or at closing.

     Heiner's is a privately held wholesale bakery and marketing operation which markets Heiner's brand bread, buns and rolls throughout West Virginia and in portions of Ohio and Kentucky. The Heiner's operation, including its 330 employees and 100 direct-customer delivery routes, will remain largely intact with Earthgrains operating the bakery and marketing Heiner's branded products.

     Heiner's is the sales leader of branded bread in its marketing territory with a market share of approximately 42 percent. Earthgrains currently has no appreciable presence in the Heiner's market area and expects to introduce its IronKids, Grant's Farm and Earth Grains branded products into the area to supplement Heiner's products.

     Earthgrains is the third largest producer of fresh baked goods and the second largest producer of refrigerated dough products in the United States, with 35 U.S. bakeries, three U.S. refrigerated dough plants and 12,000 U.S. employees. Based on year-to-date performance, Earthgrains projects sales of approximately $1.6 billion in the U.S. and Europe in fiscal year 1997. In light of Heiner's historical performance and projected 1996 sales of approximately $40 million, Earthgrains anticipates that the acquisition will not dilute fiscal 1997 earnings or cash flow and that it will have a positive impact on these measures thereafter.


                                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             THE EARTHGRAINS COMPANY
                                   (Registrant)



Date:  October 11, 1996
                                   By:______________________________
                                              Mark H. Krieger
                                             Vice President and
                                           Chief Financial Officer